NEWS RELEASE

FOR IMMEDIATE RELEASE

July 22, 2015

CAPITOL FEDERAL FINANCIAL, INC.
ANNOUNCES QUARTERLY DIVIDEND

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company") announced today that its Board of Directors has declared a quarterly cash dividend of $0.085 per share on outstanding CFFN common stock.

The dividend is payable on August 21, 2015 to stockholders of record as of the close of business on August 7, 2015.

The Company will release financial results for the quarter ended June 30, 2015 on July 29, 2015 before the market opens. The Company’s Form 10-Q for the quarter ended June 30, 2015 will be filed with the Securities and Exchange Commission ("SEC") on or about August 4, 2015.

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank (the "Bank"). The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave	700 S Kansas Ave
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com